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                               AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT


          This Amendment (the "Amendment"), dated as of May 7, 1998, is entered into by and between Chrysler Corporation, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent").

          WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of February 5, 1998 (the "Agreement");

          WHEREAS, the Company wishes to amend the Agreement;

          WHEREAS, Section 27 of the Agreement provides, among other things, that prior to the Stock Acquisition Time the Company may, be resolution of its Board of Directors, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of Rights; and

          WHEREAS, the Board of Directors of the Company has approved this Amendment and the Company has directed the Rights Agent to amend the Agreement as provided herein;

          NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

          1. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

          2. Section 1.1(a) of the Agreement is amended to add the following sentence to the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, neither Daimler-Benz Aktiengesellschaft ("Daimler") nor Oppenheim Aktiengesellschaft ("Newco") shall be deemed to be an Acquiring Person as a result of the execution and delivery of and performance of its obligations under, or consummation of any one or more transactions (each, a "Permitted Event" and collectively, the "Permitted Events"), contemplated by (x) the Business Combination Agreement, dated as of May 7, 1998, as the same may be amended from time to time (the "Business Combination Agreement"), by and among the Company, Daimler and Newco, pursuant to which a special purpose merger subsidiary will be merged (the
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     "Merger") with and into the Company, or (y) the Stockholder Agreement, dated as of May 7, 1998, among the Company, Daimler, Kirk Kerkorian and Tracinda Corporation."

          2. Section 1.1 (kk) is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Stock Acquisition Time."

          3. Section 3(a) of the Agreement is amended to add the following sentence at the end of the first sentence thereof immediately prior to the period:

          "; provided, however, that, notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Distribution Date."

          4. Section 7(a) of the Agreement is amended by (a) deleting the word "or" at the end of clause (iii) thereof, (b) deleting the parenthetical phrase following clause (iv) thereof, and (c) adding the following clause immediately following clause (iv) thereof and prior to the parenthetical phrase:

          "or (v) the time immediately prior to the Effective Time (as such term is defined in the Business Combination Agreement), provided, however, that if the Merger contemplated by the Business Combination Agreement does not occur and the Business Combination Agreement is terminated, the Rights will remain exercisable until the earliest of (i), (ii), (iii) or (iv) above, and no Expiration Date shall be deemed to have occurred as a result of this clause (v) (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the "Expiration Date")"

          5. Section 11(a)(ii) of the Agreement is amended to add the following at the end of the first sentence thereof immediately prior to the period:

          "; provided, however, that, notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the
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          Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Section 11(a)(ii) Event"

          6. Section 13(a) of the Agreement is amended to add the following at the end thereof immediately prior to the period:

          "; provided, however, that, notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Section 13 Event"

          7. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

          8. This Amendment shall be governed by and constructed in accordance with the laws of the State of Delaware.

          9. This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          11. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.





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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this 7th day of May, 1998.

                                 CHRYSLER CORPORATION


                                 By:/s/ Thomas P. Capo
                                    Name: Thomas P. Capo
                                    Title: Vice President and
                                           Treasurer





                                 FIRST CHICAGO TRUST COMPANY
                                  OF NEW YORK

                                 By: /s/ Joanne Gorostiola
                                    Name: Joanne Gorostiola
                                    Title: Assistant Vice President




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